S1 CORPORATION

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS

This Supplement Constitutes Part of the Section 10(a) Prospectus Relating to the

S1 Corporation 1997 Employee Stock Option Plan

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., ATLANTA, GEORGIA TIME, ON JULY 6, 2001,
UNLESS THE OFFER IS EXTENDED.

      S1 Corporation is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price of $18.00 per share or more for new options which we will grant under the S1 Corporation 1997 Employee Stock Option Plan (the “1997 option plan”). An “eligible employee” is any employee of S1, including its consolidated subsidiaries, who is a resident of the United States and who has not been granted options after January 5, 2001. Non-employee directors are not eligible to participate in this offer.

      We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to new options to be granted to each eligible employee except members of our senior management listed on Schedule A (the “senior managers”) will be equal to the number of shares subject to the options tendered by such eligible employee and accepted for exchange. The number of shares of common stock subject to new options to be granted to each senior manager will be equal to the number of shares subject to the options tendered by such senior manager and accepted for exchange multiplied by 0.75. The number of shares of common stock subject to the new options will be adjusted for any stock splits, stock dividends and similar events completed after the expiration date and prior to the issuance of the new options. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

      This offer is not conditioned upon a minimum number of options being tendered. You may tender none, all or any portion of your options. This offer is subject to conditions which we describe in section 6.

      If you tender options for exchange as described in the offer, we will grant you new options under the 1997 option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Stock Market’s National Market Tier (“Nasdaq”), or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date of grant. For all eligible employees except the senior managers, the new options will vest in approximately equal annual installments over a three-year period, so long as the employee continues to be an employee of S1 or one of its consolidated subsidiaries on each such vesting date. For the senior managers, the new options will vest based on the following schedule: 25% after the first year, 25% after the second year and 50% after the third year, so long as the senior manager continues to be an employee of S1 or one of its consolidated subsidiaries on each such vesting date. The vesting period of the new options will begin on the grant date of the new options.

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

      Shares of our common stock are quoted on Nasdaq under the symbol “SONE.” On June 5, 2001, the last reported sale price of our common stock on Nasdaq was $11.59 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

      You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326 (telephone: (404) 812-6363), or by e-mail to stockoptions@s1.com.

IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326.

      We recommend that if you choose to mail your documents, you send them by certified or registered mail. Interoffice mail is not recommended since it can not be tracked. Please keep a copy of all documents. S1 will not be responsible for any lost mail, whether interoffice or otherwise.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET
RISKS OF PARTICIPATING IN THE OFFER
INTRODUCTION
THE OFFER
SCHEDULE A
SCHEDULE B
EX-(A)(1) OFFER TO EXCHANGE, DATED JUNE 8, 2001
EX-(A)(2) FORM OF LETTER OF TRANSMITTAL
EX-(A)(3) FORM OF LETTER TO ELIGIBLE HOLDERS
EX-(D)(1) 1997 EMPLOYEE STOCK OPTION PLAN
EX-(D)(2) FORM OF OPTION AGREEMENT

i

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

•	What securities are we offering to exchange?

      We are offering to exchange all stock options having an exercise price of $18.00 per share or more which are outstanding under our stock incentive plans and held by eligible employees. (Page 10)

•	Who is eligible to participate?

      All employees of S1 and its consolidated subsidiaries who are residents of the United States and who have not been granted options after January 5, 2001 are eligible to participate in the offer. Non-employee directors are not eligible to participate in this offer. (Page 10)

•	Why are we making the offer?

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe most, if not all, of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

•	What are the conditions to the offer?

      The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of conditions, including the conditions described in section 6. We urge you to carefully read these conditions. (Page 13)

•	Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the new options?

      To receive a grant of new options pursuant to the offer and under the terms of the 1997 option plan, you must be an employee of S1 or one of its consolidated subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an employee of S1 or one of our consolidated subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for the options tendered if you are not an employee from the date you tender options through the date we grant the new options. (Page 10)

•	How many new options will I receive in exchange for my tendered options?

      For all eligible employees except for the senior managers, we will grant new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the options properly tendered by such eligible employees. For the senior managers, we will grant new options to purchase common stock equal to the number of shares subject to the options properly tendered by each such senior manager multiplied by 0.75. All new options will be granted under our 1997 option plan and will be subject to the terms and conditions of the 1997 option plan and a new option agreement between you and us. All options accepted by us pursuant to the offer will be canceled. (Page 13)

•	When will I receive my new options?

      We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on July 6, 2001, which is the scheduled expiration date of the offer, the grant date of the new options will be on or about January 8, 2002. (Page 13)

•	Why won’t I receive my new options immediately after the expiration date of the offer?

      If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Page 21)

•	If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

      No. Because of accounting rules that could apply to interim option grants as a result of the offer, we do not expect to grant new options to current employees until at least six months and one day after the date we cancel the options accepted for exchange. (Page 21)

•	What happens if S1 is acquired during the period after my options are canceled but before I am granted new options?

      While we currently have no plans to enter into any such transaction, it is possible that prior to the grant date of the new options we might enter into an agreement for a merger into another company or change of control transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this offer might be deprived of any further price appreciation in the common stock or deprived of the opportunity to participate in the option exchange program.

      If we are a party to a merger into another company or change of control transaction before the grant date of the new options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the new options to continuing employees, although there can be no assurance that we would be successful in negotiating such an agreement.

      We reserve the right, however, in the event of a merger into another company or change of control transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such transaction, employees who tendered options pursuant to this offer would not receive new options to purchase our common stock, or securities of the acquiror or any other consideration for their tendered options.

•	What will the exercise price of the new options be?

      The exercise price of the new options will be equal to the last reported sale price of our common stock on Nasdaq, or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. The exercise price of any option you tender is at least $18.00 per share. The closing price of our common stock was $11.59 per share on June 5, 2001. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (Page 16)

•	When will the new options vest?

      The new options will vest over a three-year period under the terms of a new stock option agreement and our 1997 option plan, so long as you continue to be employed by S1 or one of its consolidated subsidiaries. However, the three-year vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the options you tender are vested, the new options you receive will not be vested and will be subject to a new three-year vesting period.

      For each eligible employee except for the senior managers, so long as you continue to be an employee of S1 or one of its consolidated subsidiaries continuously until such vesting date, your right to exercise the new options will vest as follows:

•	your right to purchase 33.3% of the shares subject to the new options will vest on the first anniversary of the grant date;

•	your right to purchase an additional 33.3% of the shares subject to the new options will vest on the second anniversary of the grant date; and

•	your right to purchase the remaining 33.4% of the shares subject to the new options will vest on the third anniversary of the grant date.

For the senior managers, so long as you continue to be an employee of S1 or one of its consolidated subsidiaries on each such vesting date, your right to exercise the new options will vest as follows:

•	your right to purchase 25% of the shares subject to the new options will vest on the first anniversary of the grant date;

•	your right to purchase an additional 25% of the shares subject to the new options will vest on the second anniversary of the grant date; and

•	your right to purchase the remaining 50% of the shares subject to the new options will vest on the third anniversary of the grant date. (Page 17)

•	Does the commencement of a new vesting period under the new options mean that I would have to wait a longer period before I can purchase common stock under my options?

      Yes. Since any new options you receive will not be vested, you will lose the benefits of any vesting under options you tender in the offer. As described above, no portion of the new options we grant will be immediately vested, even if the options you tender for exchange are fully or partially vested. The three-year vesting schedule of the new options will not begin until the grant date of those options. Because the first portion of the new options will not vest until one year after the grant date, which will occur on or about the first business day which is at least six months and one day after the date we cancel tendered options, you will not be able to purchase our common stock upon exercise of the new options until approximately 18 months after the cancellation date.

•	Do I have to tender options for all or any of the shares subject to those options?

      No. You may tender options for any portion of the shares subject to your options, or for none of those shares. If you tender options for less than all of your option shares, which we refer to as a “partial tender,” you must indicate in the letter of transmittal the number of option shares that are included in your tender. In a partial tender of an option:

•	we will first accept the tender with respect to the option shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last; and

•	we will next accept the tender with respect to the option shares, if any, as to which your option has vested.

      For example, if you tender an option with respect to 850 of a total of 2,000 shares subject to the option, and if your right to purchase 1,000 shares is vested when you tender, your right to purchase an additional 500 shares will vest on December 1, 2001 and your right to purchase the remaining 500 shares will vest on December 1, 2002, then:

•	we will first accept the tender with respect to the 500 shares that will vest on December 1, 2002; and

•	we will next accept the tender with respect to 350 shares that will vest on December 1, 2001.

•	Will I have to pay taxes if I exchange my options in the offer?

      We believe that the exchange will be treated as a non-taxable exchange. This means that if you exchange your current options for new options, you would not be required under current law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, you would not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer. (Page 22)

•	If my current options are incentive stock options, will my new options be incentive stock options?

      No. All of the new options will be nonqualified stock options. (Page 16)

•	Will the terms of my new options be identical to the terms of my current options?

      No. This offer is open to option holders who have been granted options under several of our stock incentive plans. However, pursuant to the terms of the offer, we will be granting new options under the terms of the 1997 option plan and a new option agreement between us and you. (Page 16)

•	When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

      The offer expires on July 6, 2001, at 5:00 p.m., Atlanta, Georgia time, unless it is extended by us.

      We may, at our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long.

      If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer period. (Page 10)

•	How do I tender my options?

      If you decide to tender your options, you must deliver, before 5:00 p.m., Atlanta, Georgia time, on July 6, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326.

      If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

      We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer.

      We recommend that if you choose to mail your documents, you send them by certified or registered mail. Interoffice mail is not recommended since it can not be tracked. Please keep a copy of all documents. S1 will not be responsible for any lost mail, whether interoffice or otherwise. (Page 11)

•	How do I get a replacement for my original option agreement?

      If you are not in possession of your original option agreements, you must obtain an affidavit and indemnity agreement from the S1 legal department and turn it in with your letter of transmittal. Please contact Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326 (telephone: (404) 812-6363), or by e-mail to stockoptions@s1.com, to obtain an affidavit and indemnity agreement.

•	How do I find out how many options I have and the date they were issued?

      All employees with options have an account with Paine Webber and can access option details on-line. Log on to www.csbs.painewebber.com/sone for more information. You must have the PIN number previously issued to you to access your account. If you no longer have or can’t recall your PIN, contact Paine Webber at (877) 540-5554 and speak with a PIN representative. You may also change your PIN number by downloading the PIN Change Form from the pre-login forms menu and following the directions printed on the form.

•	Will I receive a confirmation statement verifying my election?

      No. However, you will be able to log onto your account at Paine Webber and view your account.

•	Do I need to do anything if I do not want to tender my options?

      No. If you do not deliver a properly completed and duly executed letter of transmittal prior to the expiration of the offer, you will not be a participant in the offer.

•	During what period of time may I withdraw previously tendered options?

      You may withdraw your tendered options at any time before 5:00 p.m., Atlanta, Georgia time, on July 6, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 12)

•	What does management and the board of directors think of the offer?

      Although the board of directors has approved this offer, neither management nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

•	Who can I talk to if I have questions about the offer?

      For additional information or assistance, you should contact:

Audrey Cox
S1 Corporation
3390 Peachtree Road, NE
Atlanta, Georgia 30326
(telephone: (404) 812-6363)
(e-mail: stockoptions@s1.com)

RISKS OF PARTICIPATING IN THE OFFER

      Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer before deciding whether and to what extent to participate. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States.

•	Participation in the offer will make you ineligible to receive any option grants until January 8, 2002 at the earliest.

      Employees are generally eligible to receive option grants at any time that the board of directors or compensation committee chooses to make them. However, if we were to grant you new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. Therefore, if you participate in the offer, you will not be eligible to receive any option grants until January 8, 2002 at the earliest.

•	If our stock price increases after the date your tendered options are canceled, your canceled options might have been worth more than the new options that you have been granted in exchange for them.

      For example, if you cancel options with a $25.00 exercise price per share, and our stock price appreciates to $30.00 when the new option grants are made, your new option will have a higher exercise price than the canceled option.

•	If your employment terminates prior to the grant of the new options, you will receive nothing.

      Once your option is canceled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the new options, you will have the benefit of neither the canceled option nor the new option.

•	We investigate strategic opportunities from time to time which, if concluded, could affect the pricing and/or terms of your new options.

      We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and the purchase or sale of assets. If any of these transactions were to occur before the new options are granted, and our stock price appreciates, your new options could be granted at a higher exercise price, and could be subject to additional terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you might otherwise be entitled under your existing options.

•	What happens if S1 sells one of its subsidiaries or divisions during the period after my options are canceled but before I am granted new options?

      In the ordinary course of business, we are consistently exploring ways to make our business more efficient and rationalize operations, including through strategic alternatives for some of our subsidiaries and business divisions. While we currently have no definitive plans to enter into any such transaction, it is possible that prior to the grant date of the new options we might enter into an agreement resulting in the disposition of one or more of our subsidiaries or divisions.

      If you are an employee of one of our subsidiaries or divisions which is sold after the cancellation of your options but prior to the grant date of the new options, you will have the benefit of neither the canceled option nor the new option.

•	Your new options will be nonqualified stock options, whereas your canceled options may have been incentive stock options.

      Only nonqualified stock options will be issued pursuant to the offer. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of this offer to exchange.

•	Your new options will be subject to the general risks of our business.

      For a description of risks related to our business, please see section 17.

INTRODUCTION

      We are offering eligible employees the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price of $18.00 per share or more for new options which we will grant under the S1 Corporation 1997 Employee Stock Option Plan (the “1997 option plan”). An “eligible employee” is any employee of S1, including its consolidated subsidiaries, who is a resident of the United States and who has not been granted options after January 5, 2001. Non-employee directors are not eligible to participate in this offer.

      We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to new options to be granted to each eligible employee except members of our senior management listed on Schedule A (the “senior managers”) will be equal to the number of shares subject to the options tendered by such eligible employee and accepted for exchange. The number of shares of common stock subject to new options to be granted to each senior manager will be equal to the number of shares subject to the options tendered by such senior manager and accepted for exchange multiplied by 0.75. The number of shares of common stock subject to the new options will be adjusted for any stock splits, stock dividends and similar events completed after the expiration date and prior to the issuance of the new options. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

      This offer is not conditioned upon a minimum number of options being tendered. You may tender none, all or any portion of your options. This offer is subject to conditions which we describe in section 6.

      If you tender options for exchange as described in the offer, we will grant you new options under the 1997 option plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq Stock Market’s National Market Tier (“Nasdaq”), or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date of grant. For all eligible employees except the senior managers, the new options will vest in approximately equal annual installments over a three-year period, so long as the employee continues to be an employee of S1 or one of its consolidated subsidiaries continuously until each such vesting date. For the senior managers, the new options will vest based on the following schedule: 25% after the first year, 25% after the second year and 50% after the third year, so long as the senior manager continues to be an employee of S1 or one of its consolidated subsidiaries on each such vesting date. The vesting period of the new options will begin on the grant date of the new options.

      As of June 5, 2001, options to purchase 20,342,443 shares of our common stock were issued and outstanding under our stock incentive plans. Of these options, options to purchase 4,152,500 shares of our common stock had an exercise price of $18.00 or more and were held by eligible employees. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 20% of the total shares of common stock issuable upon exercise of all options outstanding under our stock incentive plans as of June 5, 2001.

      All options accepted by us pursuant to this offer will be canceled.

THE OFFER

1.	Eligibility; Number of Options; Expiration Date.

      All of our employees, including employees of our consolidated subsidiaries, who are residents of the United States and who have not been granted options after January 5, 2001 are eligible to participate in the offer. Non-employee directors are not eligible to participate in this offer.

      Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1997 option plan all eligible outstanding options under our stock incentive plans that are properly tendered and not validly withdrawn in accordance with section 4 before the “expiration date,” as defined below. Eligible outstanding options are all options that have an exercise price of $18.00 per share or more and are held by eligible employees. We will accept partial tenders of options for any portion of the shares subject to your options. See section 5 for more information on partial tenders.

      The number of shares of common stock subject to new options to be granted to each eligible employee except the senior managers will be equal to the number of shares subject to the options tendered by such eligible employee and accepted for exchange. The number of shares of common stock subject to new options to be granted to each senior manager will be equal to the number of shares subject to the options tendered by such senior manager and accepted for exchange multiplied by 0.75. The number of shares of common stock subject to the new options will be adjusted for any stock splits, stock dividends and similar events completed after the expiration date and prior to the issuance of the new options. All new options will be subject to the terms of the 1997 option plan and to a new option agreement between us and you. If you are not an employee of S1 or one of our consolidated subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the new options.

      We are also reserving the right, in the event of a merger into another company or change of control transaction after the expiration date but before the grant date of the new options, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating the right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such a merger into another company or change of control transaction, employees who tendered options pursuant to this offer would not receive new options to purchase our common stock, or securities of the acquiror, or any other consideration for their tendered options. If we are a party to a merger into another company or change of control transaction before the grant date of the new options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the new options that would have been received under the offer, although there can be no assurance that we would be successful in negotiating such an agreement. We presently have no plans or proposals that relate to or would result in a change of control of S1. Section 2 of this offer to exchange describes our future plans.

      The term “expiration date” means 5:00 p.m., Atlanta, Georgia time, on July 6, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

(a) (1)	we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible to be tendered in the offer; or

(3)	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b)	the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Atlanta, Georgia time.

2.	Purpose of the Offer.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

      We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, as of the date of this filing, we have no definitive plans or proposals that have not been publicly disclosed that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Nothing contained herein shall restrict our ability to any of the foregoing.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.	Procedures for Tendering Options.

      Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver the letter of transmittal along with any other required documents to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326, before the expiration date.

      The method of delivery of all documents, including letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery. S1 will not be responsible for any lost mail, whether interoffice or otherwise.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.	Withdrawal Rights.

      You may only withdraw your tendered options in accordance with the provisions of this section 4.

      You may withdraw your tendered options at any time before 5:00 p.m., Atlanta, Georgia time, on July 6, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Atlanta, Georgia time, on July 6, 2001, you may withdraw your tendered options at any time after July 6, 2001.

      To validly withdraw tendered options, an option holder must deliver to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326, a written notice of withdrawal, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

      Neither S1 nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange and Issuance of New Options.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on July 6, 2001, the scheduled expiration date of the offer, you will be granted new options on or about January 8, 2002, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended date.

      Because of accounting rules that could apply to interim option grants as a result of the offer, we do not expect to grant new options to current employees until at least six months and one day after the date we cancel the options accepted for exchange. Therefore, if you participate in the offer, you will not be eligible to receive any option grants until January 8, 2002 at the earliest.

      The number of shares of common stock subject to new options to be granted to each eligible employees except the senior managers will be equal to the number of shares subject to the options tendered by such eligible employee and accepted for exchange. The number of shares of common stock subject to new options to be granted to each senior manager will be equal to the number of shares subject to the options tendered by such senior manager and accepted for exchange multiplied by 0.75. The number of shares of common stock subject to the new options will be adjusted for any stock splits, stock dividends and similar events which are completed prior to the issuance of the new options. If you are not an employee of S1 or one of our consolidated subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the new options.

      If you tender options for less than all of your option shares, you must indicate in the letter of transmittal the number of shares that are included in your tender. If we accept for exchange a partial tender of an option, we will first accept the tender with respect to the option shares, if any, as to which your option has not vested, beginning with the option shares scheduled to vest last, and will next accept the tender with respect to the option shares, if any, as to which your option has vested.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

6.	Conditions of the Offer.

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 8, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

      (a)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of S1 or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of S1 or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (c)  there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of S1 or our subsidiaries or on the trading in our common stock;

(6)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of S1 or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(7)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(8)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 8, 2001;

      (d)  there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

      (e)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 8, 2001;

(2)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 8, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

      (f)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of S1 or our subsidiaries that, in our reasonable judgment, is or may be material to S1 or our subsidiaries.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

      If we accept options you tender in the offer, we may defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We may defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

7.	Price Range of Common Stock Underlying the Options.

      Our common stock is quoted on Nasdaq under the symbol “SONE.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq, as adjusted for the May 1999 two-for-one stock split of our common stock.

Quarter Ended	High	Low

June 30, 2001 (through June 5, 2001)	$13.00	$4.50

March 31, 2001	11.25	7.25

December 31, 2000	13.19	4.63

September 30, 2000	34.31	10.63

June 30, 2000	87.85	17.25

March 31, 2000	142.25	64.00

December 31, 1999	89.00	32.13

September 30, 1999	50.25	25.13

June 30, 1999	79.25	29.50

March 31, 1999	38.00	14.50

December 31, 1998	18.88	4.63

September 30, 1998	13.81	5.38

      As of June 5, 2001, the last reported sale price of our common stock, as quoted on Nasdaq, was $11.59 per share.

      We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8.	Source and Amount of Consideration; Terms of New Options.

      Consideration. We will issue new options to purchase common stock under the 1997 option plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of 4,152,500 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 7% of the total shares of our common stock outstanding as of June 5, 2001.

      Terms of New Options. The new options will be issued under the 1997 option plan and a new option agreement between us and each option holder who has tendered eligible options in the offer. The following description summarizes the material terms of the 1997 option plan and the options granted under the plan.

      General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1997 option plan is currently 13,220,000. The 1997 option plan does not permit the granting of options intended to qualify as incentive options under the Internal Revenue Code. Only options that do not qualify as incentive options may be granted under the 1997 option plan.

      Administration. The 1997 option plan is administered by the compensation committee of our board of directors. The compensation committee is composed of not less than two directors who are intended to be “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

      Term. The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will have a term of ten years from the date of grant.

      Termination. Options issued under the 1997 option plan generally will expire ten years after the date of grant. Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within twelve months following such termination. In the event that the termination of your employment is by reason of permanent and total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, whether or not the option was exercisable immediately before such termination. This right to exercise options will extend to the earlier of the expiration of the option term or one year after the date of the termination of your employment by reason of permanent and total disability or death.

      The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1997 option plan. In addition, your option may terminate, together with the 1997 option plan and all other outstanding options issued to other employees, following the occurrence of certain “corporate transaction” events, as described below.

      Exercise Price. The exercise price of each option will be determined by the compensation committee. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on Nasdaq, or such other national securities exchange or interdealer quotation system on which our common stock is then traded, on the date of grant.

      Vesting and Exercise. The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

      The new options granted pursuant to the offer will vest over a three-year period beginning on the grant date of the new options. Assuming the date we cancel the options accepted for exchange is July 6, 2001, which is the scheduled expiration date of the offer, and the new options are granted on January 8, 2002, so long as you continue to be an employee of S1 or one of its consolidated subsidiaries continuously until each vesting date, the new options will vest as follows:

      All Eligible Option Holders Except Senior Managers

•	your right to purchase 33.3% of the shares subject to the new options will vest on January 8, 2003;

•	your right to purchase an additional 33.3% of the shares subject to the new options will vest on January 8, 2004; and

•	your right to purchase the remaining 33.4% of the shares subject to the new options will vest on January 8, 2005;

      Senior Managers

•	your right to purchase 25% of the shares subject to the new options will vest on January 8, 2003;

•	your right to purchase an additional 25% of the shares subject to the new options will vest on January 8, 2004; and

•	your right to purchase the remaining 50% of the shares subject to the new options will vest on the third January 8, 2005.

      Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the compensation committee, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are the following:

•	delivery of cash or a certified check payable to us;

•	tender to us of shares of our common stock, which, if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price;

•	delivery of a properly executed notice together with such other documentation as the board of directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price; or

•	a combination of the foregoing methods.

      Corporate Transactions. The 1997 option plan and all outstanding options will terminate upon a “corporate transaction” event if no provision is made to continue the 1997 option plan or assume or replace outstanding options with new options of a successor corporation, if any. Immediately prior to termination, you will have the right to exercise your option to the extent that it has vested and subject to any additional provisions included in your option agreement. A “corporate transaction” event means any of the following events:

•	our dissolution or liquidation;

•	a merger, consolidation or reorganization with one or more other entities in which we are not the surviving corporation;

•	a sale of all or substantially all of our assets to another entity; or

•	the completion of a transaction approved by our board that results in any person or entity owning 80% or more of the combined voting power of all classes of our capital stock.

      Transferability of Options. New options may not be transferred except, subject to the terms of your option agreement and limitations set forth in the 1997 option plan, to your family members or by will or the laws of descent and distribution. Your family members include your siblings, lineal ancestors and descendants and spouse. Following a transfer, all options will continue to be subject to the same terms and conditions that were applicable to the options immediately before the transfer. Except for the foregoing, during your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

      Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1997 option plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, will be registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

      Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, an option holder will not realize taxable income upon the grant of a nonqualified stock option having an exercise price substantially equal to the fair market value on the grant date of the stock subject to the option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if we comply with applicable reporting requirements.

      An option holder who has transferred a nonqualified stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The option holder will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date the option is exercised.

      If you tender shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

      Our statements in this offer to exchange concerning the 1997 option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 option plan and the appropriate form of option agreement under the 1997 option plan. Please contact Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326, (telephone: (404) 812-6363), or by e-mail to stockoptions@s1.com, to receive a copy of the 1997 option plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.  Information Concerning S1.

      General. Our principal executive offices are located at 3390 Peachtree Road, NE, Atlanta, Georgia 30326, and our telephone number is (404) 812-6200.

      We are a global provider of infrastructure solutions for financial organizations. We provide the solutions that empower our client banks, brokerage firms and insurance companies to enable their customers to access their financial information and conduct transactions over multiple delivery channels. We believe our solutions empower our clients to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments and delivery channels.

      We provide a comprehensive set of financial services solutions which touch every significant facet of the financial services industry. From banking, brokerage and insurance to personal financial management and tax preparation capabilities, our suites of consumer, small business and corporate applications provide a comprehensive set of solutions for global, national, regional and local financial organizations. Our solutions are designed to reach beyond traditional online financial services to help organizations deliver value to their customers, resulting in greater customer retention and increased revenue opportunities for our clients.

      We surround our applications with flexible implementation, maintenance and support options. We provide professional services for the installation and integration of our products, including installation at third-party data processing centers and direct licensee sites or integration of the financial organization’s data processing systems within our Data Centers. In addition, we provide training, consulting and product enhancement services.

      Financial Information. The following table sets forth selected consolidated financial and operating data for S1. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as amended, that have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical statement of operations data for the three months ended March 31, 2000 and March 31, 2001 and the selected historical balance sheet data as of March 31, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

	Year Ended December 31,		Three Months Ended March 31,

	1999	2000	2000	2001

			(unaudited)

Income Statement Data:

Revenues	$92,890	$233,888	$50,369	$63,105

Operating expenses:

Cost of revenues	53,208	138,611	32,356	34,733

Selling and marketing	12,294	55,472	11,563	11,822

Product development	24,580	70,490	15,345	13,517

General and administrative	14,243	48,766	9,961	12,833

Depreciation and amortization	6,924	25,891	3,404	7,373

Marketing cost from warrants issued	715	4,962	4,600	—

Merger related and restructuring costs	8,744	37,228	6,814	—

Acquired in-process research and development	59,300	14,100	—	—

Amortization and impairment of acquisition intangible assets	40,206	1,080,321	77,127	20,406

Total operating expenses	220,214	1,475,841	161,170	100,684

Operating Loss	(127,324)	(1,241,953)	(110,801)	(37,579)

Interest and investment income	2,237	59,699	35,593	2,646

Loss on sale of subsidiary	—	—	—	(52,302)

Equity interest in net loss of affiliate	—	—	—	(5,029)

	(125,087)	(1,182,254)	(75,208)	(92,264)

Income tax benefit	—	4,576	—	202

Net loss	$(125,087)	$(1,177,678)	$(75,208)	$(92,062)

Basic and diluted net loss per common share	$(4.28)	$(21.77)	$(1.49)	$(1.58)

Weighted average common shares outstanding	29,227,732	54,096,324	50,456,210	58,176,056

Other Financial Data:

Capital expenditures	17,140	41,660	8,933	2,637

Cash flows provided used in operating activities	(30,037)	(150,712)	(21,390)	(15,896)

Cash flows provided by (used in) investing activities	14,300	12,938	22,075	(16,593)

Cash flows provided by (used in) financing activities	69,106	243,168	6,663	(668)

Balance Sheet Data (at period end):

Working capital	96,226	162,323	74,865	133,031

Total assets	1,132,487	606,704	1,043,517	488,750

Capital lease obligations, including current portion	1,845	14,509	1,531	12,548

Stockholders’ equity	990,807	467,745	907,177	374,576

      See “Additional Information” beginning on page 23 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule B. As of June 5, 2001, our executive officers and directors as a group beneficially owned options outstanding under our stock incentive plans to purchase a total of 6,211,482 shares of our common stock, which represented approximately 31% of the shares subject to all options outstanding under our stock incentive plans as of that date. Of the options held by these persons, options to purchase a total of 1,012,500 shares of common stock are eligible to be tendered in the offer. Non-employee directors are not eligible to participate in this offer.

      Except for ordinary course purchases under our stock incentive plans and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by S1 or, to our knowledge, by any executive officer, director, affiliate or subsidiary of S1.

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

      Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

      We believe that S1 will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

•	we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

•	the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

      We may incur compensation expense, however, if we grant any options having an exercise price less than $18.00 to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to S1’s earnings over the four-year vesting period of the newly granted options. We would adjust this compensation expense periodically based on increases or decreases in the market value of the shares subject to the newly granted options until the options are exercised, forfeited or expired.

12.  Legal Matters; Regulatory Approvals.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 6.

13.  Material Federal Income Tax Consequences.

      The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      The option holders who exchange outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      At the date of grant of the new options, the option holders will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The new options will constitute nonqualified options for tax purposes.

      Special tax considerations may be applicable to employees located abroad.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

14.  Extension of Offer; Termination; Amendment.

      We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

      We also reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Atlanta, Georgia time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

(a) (1)	we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible to be tendered in the offer; or

(3)	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b)	the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section 14.

15.  Fees and Expenses.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  Additional Information.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

      The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer incorporates by reference the financial statements and the notes thereto contained in the documents listed below that have been previously filed with the SEC and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until completion of the offer:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended on April 4, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 30, 2001;

2.	our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

3.	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on September 30, 1998, including any amendments or reports we file for the purpose of updating that description; and

4.	our registration statements on Form S-8, filed with the SEC on July 7, 1999, August 9, 2000, and September 14, 2000.

The SEC file number for all of these filings other than our registration statements on Form S-8 is 000-24931. The SEC file numbers for our registration statements on Form S-8 are 333-82381, 333-43326, and 333-45766, respectively.

      Our SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on Nasdaq under the symbol “SONE.”

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

S1 Corporation

3390 Peachtree Road, NE
Atlanta, Georgia 30326

or by telephoning us at (404) 812-6200 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about S1 should be read together with the information contained in the documents to which we have referred you.

17.  Miscellaneous.

      This offer to exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” expect,” “intend” and “plan” as they relate to S1 or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as the offer made hereby. The documents filed by S1 with the SEC, including our annual report on Form 10-K filed on April 2, 2001, as amended, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

•	the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

•	the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

•	our dependence on the timely development, introduction and customers acceptance of new Internet services;

•	rapidly changing technology and shifting demand requirements and Internet usage patterns; and

•	other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the Internet and other high-technology industries and the ability to attract and retain key personnel.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

S1 Corporation	June 8, 2001

SCHEDULE A

Senior Managers of S1 Corporation

Herve Couturier
Jeffrey M. Lunsford
James S. Mahan, III
L. Daniel Martin
Robert H. Seale, III
William Soward

SCHEDULE B

Information Concerning Our Directors and Executive Officers

      Our directors and executive officers and their positions and offices as of June 5, 2001, are set forth in the following table:

Name	Position and Offices Held

James S. Mahan, III	Chairman of the Board and Director

Jaime W. Ellertson	Chief Executive Officer and Director

Jeffrey M. Lunsford	President and GM — Americas

Daniel H. Drechsel	President and GM — EMEA

Robert F. Stockwell	Chief Financial Officer

Robert W. Copelan, D.V.M.	Director

Howard J. Runnion, Jr.	Director

Jackson L. Wilson	Director

David C. Hodgson	Director

      The address of each director and executive officer is: c/o S1 Corporation, 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326.

OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS

OF
S1 CORPORATION

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Audrey Cox at S1 Corporation, 3390 Peachtree Road, NE, Atlanta, Georgia 30326 (telephone: (404) 812-6363), or by e-mail to stockoptions@s1.com.

June 8, 2001